Exhibit 10.1

THIS NOTE IS SUBJECT TO THE TERMS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF APRIL 12, 2021, AMONG FIRST FOUNDATION BANK (THE “SENIOR CREDITOR”) AND SKYWORDS FAMILY FOUNDATION INC. AND THE OTHER PARTIES THERETO, AS THE SAME MAY BE AMENDED, MODIFIED, RESTATED OR SUPPLEMENTED FROM TIME TO TIME (THE “SUBORDINATION AGREEMENT”), TO THE EXTENT, AND IN THE MANNER PROVIDED IN THE SUBORDINATION AGREEMENT. NOTWITHSTANDING ANY STATEMENT TO THE CONTRARY CONTAINED IN THIS NOTE, NO PAYMENT OR PREPAYMENT OF ANY NATURE ON ACCOUNT OF THE OBLIGATIONS HEREUNDER, WHETHER OF PRINCIPAL, INTEREST OR PREMIUM, SHALL BE MADE, PAID, RECEIVED OR ACCEPTED, AND NO REMEDIES SHALL BE PURSUED BY LENDER, EXCEPT IN ACCORDANCE WITH THE TERMS OF SUCH SUBORDINATION AGREEMENT.

AMENDED AND RESTATED PROMISSORY NOTE

This AMENDED AND RESTATED PROMISSORY NOTE (this “Note”) is entered into as of April 12, 2021, between Skywords Family Foundation Inc. (“Lender”), and Cyanotech Corporation, a Nevada corporation (“Borrower”).

RECITALS

WHEREAS, Borrower issued that certain Promissory Note, dated as of April 12, 2019 (the “Existing Promissory Note” and such date, the “Original Closing Date”) in favor of Lender in connection with Lender advancing to Borrower a principal amount of One Million And Five Hundred Thousand Dollars ($1,500,000.00) on the Original Closing Date;

WHEREAS, Borrower and Lender have agreed to amend, restate, replace or otherwise modify without novation, as applicable, the Existing Promissory Note on the date hereof (the date of such amendment and restatement, the “Amendment and Restatement Date”);

WHEREAS, on the Amendment and Restatement Date, Borrower and Lender have agreed to so amend, restate, replace or otherwise modify without novation, as applicable, the Existing Promissory Note in order to convert Five Hundred Thousand Dollars ($500,000.00) of the outstanding principal amount thereunder into revolving loans that may be prepaid and reborrowed from time to time in an aggregate principal amount not to exceed Five Hundred Thousand Dollars ($500,000.00) (the “Maximum Revolving Amount”), and concurrently with such conversion, Borrower shall have repaid in cash to Lender principal in an aggregate amount equal to Five Hundred Thousand Dollars ($500,000.00);

WHEREAS, Borrower and Lender have further agreed to so amend, restate, replace or otherwise modify without novation, as applicable, the Existing Promissory Note in order to, among other things: (a) extend the Maturity Date to April 12, 2024 and (b) secure all obligations under the Note by the Collateral provided from time to time by Borrower;

WHEREAS, Borrower and Lender are willing to take the actions described in the preceding paragraph on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto amend and restate the Existing Promissory Note and covenant and agree as follows:

FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender the principal amount of this Note together with interest at the rate stated hereunder.

1.    Amendment and Restatement Date Transactions. On the Original Closing Date, Lender delivered to Borrower, and Borrower promised to pay to the order of Lender under the Existing Promissory Note, the aggregate principal amount of One Million and Five Hundred Thousand Dollars ($1,500,000.00) (the “Existing Outstanding Principal”); which Existing Outstanding Principal Borrower acknowledges and agrees remains outstanding in its entirety as of the date hereof immediately prior to giving effect to the amendment and restatement of the Existing Promissory Note. On the Amendment and Restatement Date, (a) an aggregate principal amount of Five Hundred Thousand Dollars ($500,000.00) of the Existing Outstanding Principal shall be converted into revolving loans (collectively, the “Revolving Loans”) and (b) substantially concurrently with such conversion, Borrower shall have repaid in cash to Lender principal in an aggregate amount equal to Five Hundred Thousand Dollars ($500,000.00) as contemplated in Section 8(d) to reduce the aggregate outstanding principal amount of the Revolving Loans to zero after giving effect to such payment. The remaining outstanding principal amount of One Million Dollars ($1,000,000.00) not converted into Revolving Loans shall be hereby be referred to as “term loans” (collectively the “Term Loans”; and the Term Loans, together with the Revolving Loans, the “Loans”). For the avoidance of doubt, each of Borrower and Lender acknowledge and agree that, as of the Amendment and Restatement Date and after giving application to the conversion of principal into Revolving Loans and the repayment of Five Hundred Thousand Dollars ($500,000.00) of Revolving Loans contemplated in Section 8(d), there shall be Term Loans outstanding in an aggregate principal amount equal to One Million Dollars ($1,000,000.00) and no Revolving Loans outstanding, in each case as of such date. Borrower unconditionally promises to pay all Obligations in U.S. dollars and in immediately available funds in such amounts and on the dates specified herein. As used herein, the term “Lender” includes the successors and assigns of Lender and also includes a holder in due course.

2.    Revolving Loan Requests and Advances. After the Amendment and Restatement Date, Borrower may, from time to time during the term of this Note, request in writing an advance of a Revolving Loan, which written request shall be made no later than thirty (30) days to the date of such proposed advance. In no event shall the amount of any requested advance, when added to the aggregate outstanding principal amount of Revolving Loans, exceed the Maximum Revolving Amount. Each written request shall specify the amount and date of the advance; provided that each advance shall be in an amount equal to Two Hundred and Fifty Thousand Dollars ($250,000.00) or a whole multiple of Two Hundred and Fifty Thousand Dollars ($250,000.000) in excess thereof. Lender shall be required to advance the requested funds on the date specified in such written request. The date and amount of each advance shall be noted by Lender on Exhibit A, and Borrower hereby authorizes and instructs Lender to update Exhibit A upon each such advance without any further action by Borrower.

3.    Calculation and Payment of Interest. Interest on the unpaid principal balance of the Loans outstanding hereunder shall accrue from the Amendment and Restatement Date at a floating rate per annum equal to the greater of (a) five percent (5%) and (b) a rate equal to the prime rate, as published by the Wall Street Journal, plus 1.00%; provided, however, that said interest rate is subject to increase or decrease on the first day of each calendar quarter based on changes in the prime rate as of such date; provided, further that it is hereby acknowledged and agreed that after giving effect to such payment contemplated in Section 8(d), Borrower shall have paid all accrued and unpaid interest under the Existing Promissory Note for the period beginning on the Original Closing Date through (but not including) the Amendment and Restatement Date.

4.    Payments. Interest shall be due and payable on the last day of each calendar quarter ended after the Original Closing Date during the term of this Note. The aggregate outstanding principal of each of the Loans and accrued but unpaid interest shall be due and payable on April 12, 2024 (the “Maturity Date”). Payments shall be made in cash, in U.S. dollars and immediately available funds. Each payment shall be credited first to interest then due and the remainder to principal; and interest shall thereupon cease to accrue with respect to the principal so credited.

5.    Prepayment. Borrower may prepay the outstanding Loans, and all unpaid interest accrued thereon, in full or in part at any time during the term of this Note without notice and without premium or penalty. Prepayments of outstanding principal of the Revolving Loans shall be in an amount equal to Two Hundred and Fifty Thousand Dollars ($250,000.00) or a whole multiple of Two Hundred and Fifty Thousand Dollars ($250,000.00) in excess thereof. Borrower shall notify Lender in writing whether such prepayment shall be applied to the Revolving Loans or the Term Loans; provided that prepayments shall be applied first to the accrued interest then due and payable, and the remainder applied to the principal of such Loans.

6.    Timeliness of Payment. A payment is timely made if it is actually received by Lender on or before the date on which it is due, or if it is mailed using the U.S. Postal Service and is postmarked at least one day prior to the date on which it is due. If the date a payment is due falls on a Saturday, Sunday, or a day that is a legal holiday under the laws of the United States, that payment shall be due on the next succeeding business day.

7.    Collateral.

(a)  Borrower hereby grants Lender, to secure the payment and performance in full of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower agrees that it is the intent of Borrower and Lender to have all Obligations secured by a perfected security interest in the Collateral granted herein.

(b)  Borrower represents and warrants that the security interest granted herein shall at all times continue to be a perfected security interest in the Collateral prior to all other security interests in the Collateral other than the Senior Lien. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder.

(c)  Borrower hereby authorizes Lender to file financing statements, without notice to Borrower, with all jurisdictions deemed necessary or appropriate by Lender to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Lender under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect.

(d)  Borrower shall execute any further instruments and take such further action as Lender reasonably requests to perfect, protect, ensure the priority of or continue Lender’s Lien on the Collateral or to effect the purposes of this Note.

(e)   If this Note is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations), Lender shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower.

8.    Conditions to Amendment and Restatement. The amendment and restatement of the Existing Promissory Note shall become effective and the Amendment and Restatement Date shall occur when each of the conditions set forth in this Section 8 shall have been satisfied:

(a)         Lender shall have received a duly executed counterpart hereof bearing the signature of Borrower;

(b)         Lender shall have received a duly executed counterpart of the Subordination Agreement bearing the signatures of each party thereto;

(c)         Lender shall have received a UCC financing statement naming Borrower as “Debtor” and Lender as “Secured Party”, in proper form for filing, registration or recordation with the Secretary of State of the State of Nevada; and

(d)         Borrower shall have repaid in cash to Lender: (a) Revolving Loans under this Note in an aggregate amount equal to Five Hundred Thousand Dollars ($500,000.00) and (b) all accrued but unpaid interest under the Existing Promissory Note.

9.    Sale of Borrower. Upon the closing of a Sale of Borrower, the entire outstanding Loans and all accrued and unpaid interest at such time shall become immediately due and payable.

10.  Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

(a)         Failure by Borrower to pay any amount due under this Note, as currently stated or as otherwise adjusted, within thirty (30) days of the date due.

(b)         Failure by Borrower to perform or observe any other covenant or agreement contained in this Note.

(c)         Determination that any representation or warranty made by Borrower in this Note is false or misleading in any material respect as of the date when made.

(d)         Borrower shall default in the repayment of any indebtedness owed to First Foundation Bank or any of its successors and assigns, or any other material indebtedness, and such default shall not be waived or remedied within thirty (30) days after the occurrence thereof or such further time permitted for the remedying of such default under the applicable documents for such indebtedness.

(e)         Borrower is (i) the subject of an order for relief by the bankruptcy court or is unable or admits in writing Borrower’s inability to pay Borrower’s debts as they mature or makes an assignment for the benefit of creditors; or (ii) any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any part of the property of Borrower and is not released, vacated or fully bonded within thirty (30) calendar days after its issue or levy.

(f)         There is a material impairment in the perfection or priority of Lender’s security interest in the Collateral.

11.  Remedies. If an Event of Default has occurred, Lender may (a) upon fifteen (15) days’ written notice to Borrower, (a) declare the Obligations (including the entire unpaid principal balance of all Loans and all accrued and unpaid interest) immediately due and payable and declare all commitments to advance any Loans to be terminated forthwith (whereupon all such commitments shall immediately terminate); provided that notwithstanding the foregoing, in the event of any Event of Default under Section 10(e), all Obligations shall automatically and immediately become due and payable and all commitments to advance any Loans shall immediately terminate automatically without any action or notice by any Person and (b) exercise any and all remedies provided under applicable law.

12.  Lender’s Rights; No Waiver by Lender. The rights, powers and remedies of Lender under this Note shall be in addition to all rights, powers and remedies available to Lender by virtue of any statute or rule of law, including, but not limited to, the California Civil Code and the Code. All such rights, powers and remedies shall be cumulative and may be exercised successively or concurrently in Lender’s sole discretion without impairing Lender’s rights or available remedies. Any forbearance, failure or delay by Lender in exercising any right, power or remedy shall not preclude further exercise thereof, and every right, power or remedy of Lender shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by Lender.

13.  Borrower’s Waivers. Borrower and any endorsers of this Note, and each of them, hereby waive diligence, demand, presentment for payment, notice of non-payment, protest and notice of protest, and specifically consent to and waive notice of any renewals or extensions of this Note, whether made to or in favor of Borrower or any other person or persons. Borrower and any endorsers of this Note expressly waive all right to the benefit of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, extension, redemption or appraisement now or hereafter provided by the Constitution and the laws of the United States of America and of any state thereof, as a defense to any demand against Borrower or any such endorsers, to the fullest extent permitted by law.

14.  Transfers. This Note or any interest in this Note may be hypothecated, transferred or assigned by Lender without the prior consent of Borrower. Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of Lender.

15.  Amendment. This Note may be amended or modified only by an instrument in writing which by its express terms refers to this Note and which is duly executed by the party sought to be bound thereby.

16.  Successors and Assigns. This Note shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

17.  Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

18.  Attorneys’ Fees. Borrower agrees to pay all costs, including reasonable attorneys’ fees and expenses, incurred by Lender in enforcing payment or collection of this Note, whether or not suit is filed.

19.  Usury. Notwithstanding any provision herein, the total liability for payments in the nature of interest shall not exceed the applicable limits imposed by any applicable state or federal interest rate laws. If any payments in the nature of interest, additional interest and other charges made hereunder are held to be in excess of the applicable limits imposed by any applicable state or federal laws, it is agreed that any such amount held to be in excess shall be considered payment of principal and the principal balance of the Loans shall be reduced by such amount in the inverse order of maturity so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable state or federal interest rate laws in compliance with the desires of Lender and Borrower.

20.  Amendment and Restatement. This Note amends and restates and is issued in replacement of the Existing Promissory Note made by Borrower in favor of Lender. This Note is not intended to be, and shall not be construed to be, a novation of any of the obligations owing under or in connection with the Existing Promissory Note, and any obligations outstanding under the Existing Promissory Note will be deemed Obligations in accordance with this Note.

21.  Notices. All notices, requests, demands, instructions and other documents required or permitted by this Note shall be personally delivered or couriered, or sent by other means of written telecommunication, or mailed, certified or registered mail, return receipt requested, to the following addresses (or such other address to which a party has been notified in accordance with this provision):

If to Lender:	Skywords Family Foundation Inc.
1621 Juanita Lane
Tiburon, CA 94920
Attn: Michael A. Davis
Email: michael@arlendavis.org

With a copy to:	Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attn: Jackie Liu; Victor Liang
Email: jliu@mofo.com; vliang@mofo.com

If to Borrower:	Cyanotech Corporation
73-4460 Queen Kaahumanu Hwy., #102
Kailua-Kona, HI 96740
Attn: Felicia Ladin
Email: fladin@cyanotech.com

With a copy to:	Farella Braun + Martel LLP
235 Montgomery Street, 17th Floor
San Francisco, CA 94104
Attn: Jesse Debban
Email: jdebban@fbm.com

A personal or courier delivered notice shall be effective on delivery; a notice sent via telex, facsimile, electronic mail or other means of written telecommunications shall be effective one (1) business day after sending; a mailed notice shall be effective upon the date shown on the return receipt or other evidence of delivery, provided, however, that if the recipient refuses to accept delivery, such notice shall be effective three (3) business days after being mailed.

22.  Definitions. As used in this Note, (including in the recitals hereof), the following terms shall have the following meanings; provided that all other terms contained in this Note, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein:

“Borrower’s Books” means all of Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means all of Borrower’s right, title and interest in and to the following personal property:

(a)         all goods, Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, securities accounts, securities entitlements and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

(b)         all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing;

provided that Collateral, the terms of this Note and the security interest granted hereby, shall not include or attach to any lease, license, contract, rights, permit or agreement to which the Borrower is a party or any of its rights or interests thereunder if and for so long as the grant of the security interest granted hereby would constitute or result in (i) the abandonment, invalidation or unenforceability of any material right, title or interest of Borrower therein, or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), provided, however, that the security interest granted hereby shall attach immediately at such time as the condition causing such abandonment, invalidation, voidness, voidability, terminability, revocability, material breach or default or unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in parts (i) through (ii) above, including, without limitation, any proceeds of such lease, license, contract, rights, permit or agreement.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)         its copyrights, trademarks and patents;

(b)         any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)         any and all source code;

(d)         any and all design rights which may be available to such Person;

(e)         any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)         all amendments, renewals and extensions of any of the copyrights, trademarks or patents.

“Lien” means a claim, mortgage, deed of trust, levy, attachment charge, pledge, hypothecation, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Obligations” means Borrower’s obligations to pay when due any debts, principal, Loans, interest, fees, expenses and other amounts Borrower owes Lender now or later, in connection with this Note (including for the avoidance of doubt any such amount arising under the Existing Promissory Note prior to the amendment and restatement pursuant hereto), including, without limitation, all obligations and interest accruing after the beginning of any proceeding by or against Borrower under the United States Bankruptcy Code, or any other bankruptcy or insolvency law.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Sale of Borrower” means (a) a sale of all or substantially all of the assets of Borrower; or (b) any reorganization, stock sale, merger, consolidation or other transaction or series of related transactions in which, directly or indirectly, the holders of the voting securities of Borrower outstanding immediately prior to such transaction or series of related transactions retain less than a majority of the total voting power of Borrower or such other surviving or resulting entity.

“Senior Creditor Agreements” means (i) that certain Term Loan Agreement, dated as of August 14, 2012, by and between Senior Creditor (as successor in interest to Pacific Rim Bank), Borrower and Nutrex Hawaii, Inc., a Hawaii corporation (“Nutrex”), (ii) that certain Term Loan Agreement, dated as of July 30, 2015, between Senior Creditor, Borrower and Nutrex and (iii) that certain Revolving Credit Agreement, dated as of June 3, 2016, between Senior Creditor and Borrower.

“Senior Debt” means any and all indebtedness and obligations for borrowed money at any time owing by Borrower to Senior Creditor under the Senior Loan Documents.

“Senior Lien” means such Lien securing the Senior Debt to the extent provided in, and subject to, the Subordination Agreement.

“Senior Loan Documents” means each of the Senior Creditor Agreements and any other agreement, security agreement, document, promissory note, UCC financing statement, or instrument executed by Borrower in favor of Senior Creditor in connection with the Senior Creditor Agreement, as the same may from time to time be amended, modified, supplemented, extended, renewed, restated or replaced.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has executed and delivered this Note effective as of the date first written above.

BORROWER:

Cyanotech Corporation
a Nevada corporation

By:	/s/Felicia Ladin
Name:	Felicia Ladin
Title:	CFO

ACCEPTED AND AGREED:

LENDER:

Skywords Family Foundation Inc.

By:	/s/Michael Davis
Name:	Michael Davis
Title:	President

EXHIBIT A

SCHEDULE OF ADVANCES AND REPAYMENTS

DATE	AMOUNT BORROWED	AMOUNT REPAID	OUTSTANDING BALANCE OF ALL REVOLVING LOANS	NOTATION BY